EXHIBIT 23.3

[LETTERHEAD OF PRICEWATERHOUSE COOPERS LLP]

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Post-Effective Amendment No.1 to Registration Statement No. 333-144937 to Form S-1 on Form S-3 of Allied Nevada Gold Corp. (the “Company”) of our report dated March 16, 2007, relating to the financial statements of Vista Gold Corp. – Nevada exploration properties for the year ended December 31, 2006, included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, BC, Canada

April 6 2009